EXHIBIT 99.4

PRESS RELEASE
KAR Global Announces Cash Tender Offer for Notes
Carmel, IN, August 2, 2022 — KAR Auction Services, Inc., d/b/a KAR Global (NYSE: KAR) (the “Company”), today announced that it commenced a cash tender offer (the “Tender Offer”) to purchase its 5.125% Senior Notes due 2025 (CUSIP Nos. 48238TAA7 / U24457AA8) (the “Notes”) in a principal amount of up to $600,000,000, exclusive of any applicable premiums paid in connection with the Tender Offer and accrued and unpaid interest. The terms and conditions of the Tender Offer are set forth in an Offer to Purchase, dated August 2, 2022 (the “Offer to Purchase”), which is being sent to all registered holders (collectively, the “Holders”) of Notes.

Title of Security	Issuer	CUSIP Numbers (1)	Principal Amount Outstanding	Tender Cap	Base Consideration(2)(3)	Early Tender Premium(2)	Total Consideration(2)(3)
5.125% Senior Notes due 2025	KAR Auction Services, Inc.	48238TAA7 U24457AA8	$950,000,000	$600,000,000	$977.50	$30.00	$1,007.50

(1) No representation is made as to the correctness or accuracy of the CUSIP numbers listed in this press release, the Offer to Purchase or printed on the Notes. They are provided solely for the convenience of Holders of the Notes.
(2) Per $1,000 principal amount of Notes.
(3) Excludes Accrued Interest, which will be paid in addition to the Base Consideration or the Total Consideration, as applicable.

Holders of Notes must validly tender and not validly withdraw their Notes on or before 5:00 p.m., New York City time, on August 15, 2022, unless extended (such date and time, as the same may be extended, the “Early Tender Date”) in order to be eligible to receive the Total Consideration. Holders of Notes who validly tender their Notes after the Early Tender Date and on or before the Expiration Date (as defined below) will be eligible to receive only the applicable Base Consideration, which is equal to the Total Consideration minus the Early Tender Premium, as set forth in the table above. In addition to the applicable consideration, Holders whose Notes are accepted for purchase in the Tender Offer will receive accrued and unpaid interest to, but excluding, the date on which the Tender Offer is settled. The settlement date for Notes validly tendered and accepted for purchase before the Early Tender Date (if the Company elects to do so) is currently expected to be on or about August 17, 2022 and the final settlement date, if any, is expected to be August 31, 2022.

The Tender Offer will expire at 11:59 p.m., New York City time, on August 29, 2022, unless extended (such date and time, as the same may be extended, the “Expiration Date”). As set forth in the Offer to Purchase, validly tendered Notes may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on August 15, 2022, unless extended (the “Withdrawal Deadline”).

The consummation of the Tender Offer is subject to the satisfaction of certain conditions as set forth in the Offer to Purchase. The Company reserves the right, in its sole discretion, to waive any and all conditions to the Tender Offer with respect to the Notes.

If any Notes are validly tendered and the principal amount of such tendered Notes exceeds the Tender Cap as set forth in the table above, any principal amount of the Notes accepted for payment and purchased, on the terms and subject to the conditions of the Tender Offer, will be prorated based on the principal amount of validly tendered Notes, subject to the Tender Cap and any prior purchase of Notes on any day following the Early Tender Date and prior to the Expiration Date.

Any Notes that are validly tendered at or prior to the Early Tender Date (and not validly withdrawn at or prior to the Withdrawal Deadline) will have priority over any Notes that are validly tendered after the Early Tender Date. Accordingly, if the principal amount of any Notes validly tendered at or prior to the Early Tender Date (and not validly withdrawn at or prior to the Withdrawal Deadline) and accepted for purchase equals or exceeds the Tender Cap, no Notes validly tendered after the Early Tender Date will be accepted for purchase.

The Company’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The Tender Offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase. Subject to applicable law, the Company may amend, extend, waive conditions to or terminate the Tender Offer.

J.P. Morgan Securities LLC is the Dealer Manager for the Tender Offer. Persons with questions regarding the Tender Offer should contact J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-3822 (collect). Requests for copies of the Offer to Purchase should be directed to D.F. King & Co., Inc., the Tender and Information Agent for the Tender Offer, at (212) 269-5550 (banks and brokers), (800) 488-8095 (toll-free) or email at kar@dfking.com.

KAR Media Inquiries:	KAR Analyst Inquiries:
Jill Trudeau	Mike Eliason
(317) 796-0945	(317) 249-4559
jill.trudeau@karglobal.com	mike.eliason@karglobal.com

About KAR Global

KAR Auction Services, Inc., d/b/a KAR Global (NYSE: KAR), provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR Global’s unique end-to-end platform supports whole car, financing, logistics and other ancillary and related services. Our integrated physical, online and mobile marketplaces reduce risk, improve transparency and streamline transactions for customers in about 75 countries. Headquartered in Carmel, Indiana, KAR Global has employees across the United States, Canada, Mexico, Uruguay, Europe and the Philippines.

Forward-Looking Statements

Certain statements contained in this press release include “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. In particular, statements made in this press release that are not historical facts (including, but not limited to, expectations, estimates, assumptions and/or projections regarding the industry, business, future operating results, potential acquisitions and anticipated cash requirements) may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipate,” “expect,” “project,” “target,”

“intend,” “plan,” “believe,” “seek,” “estimate,” “assume,” “could,” “continue” and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are based on management’s current assumptions, expectations and/or beliefs, are not guarantees of future performance and are subject to substantial risks, uncertainties and changes that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, and those described from time to time in our filings with the Securities and Exchange Commission. Many of these risk factors are outside of our control, and as such, they involve risks which are not currently known that could cause actual results to differ materially from those discussed or implied herein. The forward-looking statements in this press release are made as of the date on which they are made and we do not undertake to update any forward-looking statements.

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